Exhibit 99.1

Tenax Therapeutics Reports First Quarter 2026 Financial Results and Provides Corporate Update

On track to report topline data from Phase 3 LEVEL study of TNX-103 in third quarter of 2026

Global Phase 3 LEVEL-2 clinical trial ongoing, enrollment completion anticipated by end of 2027

Strengthened leadership team with appointments of Thomas Staab as Chief Financial Officer and Timothy Healey, MBA, as Chief Commercial Officer

CHAPEL HILL, N.C., May 12, 2026 (GLOBE NEWSWIRE) — Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or “Tenax Therapeutics” or the “Company”), a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies, reported today financial results for the quarter ended March 31, 2026 and provided an update on its recent corporate progress.

“We continued to make significant progress in advancing TNX-103, completing randomization of more than 230 patients in the Phase 3 LEVEL study at the end of the first quarter which positions us to deliver topline data in the third quarter of 2026,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “Our team continues to activate clinical sites around the world to advance the enrollment in LEVEL-2, our second pivotal trial of TNX-103. We are also thrilled to welcome Tom and Tim to our leadership team in key financial and commercial roles, further deepening the breadth of experience and knowledge at Tenax. Their appointments underscore our commitment to execution excellence as we advance the potential first therapy indicated for the treatment of PH-HFpEF.”

Recent Corporate and Clinical Highlights

•	All patients have been randomized in the LEVEL study. Tenax continues to anticipate sharing topline data from LEVEL in the third quarter of 2026.

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In April 2026, Tenax announced the appointment of Thomas R. Staab, II, as Chief Financial Officer (CFO). Mr. Staab has over 25 years of financial and executive experience across the healthcare industry, having previously served as CFO of LENSAR, BioCryst Pharmaceuticals, Inspire Pharmaceuticals, and Triangle Pharmaceuticals.

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In May 2026, Tenax further expanded its leadership team with the appointment of Timothy Healey, MBA, as Chief Commercial Officer (CCO). Mr. Healey is a seasoned pharmaceutical executive with a strong track record of successful commercial leadership experience, having most recently served as CCO at Eversana.

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In May 2026, Tenax also appointed So-Young Kim, MD, as Executive Vice President of Clinical Development and Strategy. Dr. Kim has extensive industry experience spanning global drug development and commercial strategy at Bayer AG, with a deep focus on cardiovascular and cardiometabolic medicine.

First Quarter 2026 Financial Results

Cash position: Tenax Therapeutics reported cash and cash equivalents of $118.8 million as of March 31, 2026. The proceeds from exercises of previously issued warrants during the quarter have enabled Tenax to extend its cash runway, and the Company now expects cash and cash equivalents to fund it through at least the first quarter of 2028.

Research and development (R&D): R&D expenses for the first quarter of 2026 were $11.5 million, compared to $5.7 million for the first quarter of 2025. The increase is primarily attributable to increased clinical and preclinical development costs associated with our ongoing Phase 3 LEVEL trial and our second global Phase 3 study, LEVEL-2, which commenced in December 2025, as well as increased salary and benefit costs related to new employees, partially offset by decreased stock-based compensation due to timing of option vesting.

General and administrative (G&A): G&A expenses for the first quarter of 2026 were $5.0 million, compared to $5.7 million for the first quarter of 2025. The decrease is primarily attributable to a decrease in stock-based compensation due to timing of vesting, partially offset by an increase in salary and benefits related to new employees.

Net loss: Tenax Therapeutics reported a net loss of $15.7 million for the first quarter of 2026, compared to a net loss of $10.4 million for the first quarter of 2025.

About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a novel, first-in-class K-ATP channel activator/calcium sensitizer currently being evaluated to treat pulmonary hypertension (PH) associated with heart failure with preserved ejection fraction (PH-HFpEF). Levosimendan was first developed for intravenous use in hospitalized patients with acutely decompensated heart failure, and it has received market authorization in 60 countries in this indication, although it is not available in the United States or Canada. Tenax’s Phase 2 HELP study, including its open-label extension stage, demonstrated the potential of IV (TNX-101) and oral (TNX-103) levosimendan to bring durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. TNX-103 (oral levosimendan) is currently being evaluated in LEVEL and LEVEL-2, two Phase 3, double-blind, randomized, placebo-controlled clinical trials in patients with PH-HFpEF.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies. The Company owns global rights to develop and commercialize levosimendan, which it is developing for the treatment of PH-HFpEF, the most prevalent form of pulmonary hypertension globally, for which no product has been approved to date. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, location, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; risks related to our business strategy, including the prioritization and development of product candidates; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; the potential advantages of our product candidates; our competitive position; intellectual property risks; volatility and uncertainty in the global economy and financial markets in light of unexpected changes in tariffs and the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; risks associated with our cash needs; changes in legal, regulatory and legislative environments in the markets in which we operate, and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contact:

Investor and Media:

Argot Partners

tenax@argotpartners.com

TENAX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$118,755	$97,565
Prepaid expenses	4,316	5,643
Other current assets	107	1,019

Total current assets	123,178	104,227

Total assets	$123,178	$104,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,346	$6,041
Accrued liabilities	2,140	1,115

Total current liabilities	8,486	7,156

Total liabilities	8,486	7,156

Stockholders’ equity
Preferred stock, undesignated, authorized 4,818,654 shares
Series A Preferred stock, par value $0.0001, authorized 5,181,346 shares; issued and outstanding 210, as of March 31, 2026 and December 31, 2025	—	—
Common stock, par value $0.0001 per share; authorized 400,000,000 shares; issued and outstanding 24,275,500 as of March 31, 2026 and 9,314,130 as of December 31, 2025, respectively	2	1
Additional paid-in capital	497,860	464,524
Accumulated deficit	(383,170)	(367,454)

Total stockholders’ equity	114,692	97,071

Total liabilities and stockholders’ equity	$123,178	$104,227

TENAX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(Amounts in thousands, except share and per share data)

	For the three months ended March 31,
	2026	2025
Operating expenses
Research and development	$11,539	$5,683
General and administrative	5,034	5,655

Total operating expenses	16,573	11,338
Net operating loss	(16,573)	(11,338)
Interest income	861	930
Other expense, net	(4)	—

Net loss	$(15,716)	$(10,408)

Net loss per share, basic and diluted	$(0.35)	$(0.28)
Weighted average number of common shares and prefunded warrants outstanding, basic and diluted	45,226,328	36,584,920